Exhibit 99.1

Aytu BioScience Provides Second Quarter Fiscal 2017 Business Update and Financial Results

Product Revenues Increased 77% from Same Quarter in Prior Year; Cash Burn Reduced by 47% from Previous Quarter

Forecasting Cash Flow Breakeven in ~18 Months

Live Conference Call and Webcast TODAY at 4:30 p.m. ET

Englewood, CO – February 9, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today provided an overview of its business and growth strategy, as well as its financial results, for the second quarter of fiscal 2017, ended December 31, 2016. The Company will host a live conference call and webcast today at 4:30 p.m. ET, details are provided at the end of this press release.

Corporate Highlights:

•	Posted Natesto® prescription growth of 80% from prior quarter to current quarter
•	Nearly doubled the number of Natesto prescribers from prior quarter to current quarter
•	Nearly doubled the number of MiOXSYS® instrument placements outside the U.S. through a recently expanded distribution network throughout Europe and Asia
•	Generated consistent net sales for ProstaScint® and Primsol®, Aytu’s established urology prescription brands
•	Presented additional MiOXSYS and Natesto clinical data at key scientific meetings. Four posters highlighting the benefits of Natesto have been accepted for presentation at the American Urological Association and Endocrine Society Annual Meetings, all highlighting benefits of Natesto. Multiple peer-reviewed publications including articles published in Fertility & Sterility and Reproductive BioMedicine Online demonstrate the clinical efficacy of MiOXSYS as a diagnostic tool in assessing male infertility

Financial Highlights:

•	Increased gross product sales by 47% from the quarter ended September 30, 2016 to the quarter ended December 31, 2016, from $925,000 to $1,358,000, resulting in the company’s first ever $1M-plus sales quarter in gross sales
•	Increased net product sales by 77% from $448,000 in the quarter ended December 31, 2015 to $794,000 in the quarter ended December 31, 2016, and by 14% compared to $698,000 in the quarter ended September 30, 2016
•	Decreased cash used in operations by 47%, to $2.8 million from $5.3 million in the quarter ended September 30, 2016
•	$5.3 million in cash, cash equivalents, and restricted cash as of December 31, 2016

Management Discussion:

“Aytu’s second fiscal quarter was exceptional across multiple fronts as the company continued to execute on its plan of launching Natesto in the U.S., positioning MiOXSYS for market expansion outside the U.S., and efficiently operating our growing commercial-stage business,” said Josh Disbrow, Chairman and Chief Executive Officer of Aytu BioScience, Inc. “Natesto has continued to reach new highs with respect to both prescriptions filled and the number of prescribers, and at this very early stage, gross product sales have already reached an annualized run rate of nearly $1.6 million based on real prescription demand. We’re adding new Natesto prescribers every month and are building a diverse base of high-decile prescribers through the focused, efficient sales efforts of our 35-strong urology sales force. With this continued prescription trajectory, supported by a growing base of prescribers, we expect to be generating approximately 100 prescriptions per week by midsummer and have full confidence that the Natesto launch will continue to unfold successfully.”

“We’ve also been rapidly expanding the ex-U.S. presence of MiOXSYS, almost doubling the number of MiOXSYS instrument placements around the world from 8 in our first quarter, to 15 in the second quarter. This is the first quarter that MiOXSYS is a meaningful revenue generating product for the company, and we expect to continue to grow its revenue through a continually expanding distributor base in key markets around the world while we pursue FDA clearance in the U.S. “

“Our focus remains on growing revenue, primarily through execution of the Natesto launch plan in the U.S. and the initiation of commercialization of MiOXSYS outside the U.S. We also expect to continue to drive sales of both ProstaScint and Primsol, which complement our core products and round out a cohesive, urology-centric portfolio. Our focused strategy of acquiring and licensing novel products and efficiently commercializing these through our internal commercial infrastructure continues to unfold and mature as we build our products and increase our prescriber base. With the company’s product revenue up significantly, and our cash burn down substantially, we believe Aytu is well positioned for continued growth and is on a clear path toward profitability. If we continue our current trajectory, we expect to be operating at cash flow breakeven, or better, within approximately 18 months, as we advance our strategy of building a world-class specialty pharmaceutical company,” concluded Mr. Disbrow.

Second Quarter Financial Results:

Net product sales for the second quarter of fiscal 2017 ended December 31, 2016, were $794,000, and increase of 77% compared to the same quarter in the prior year and a 14% increase from net sales in the first quarter of fiscal 2017 of $698,000. Gross product sales increased by 47%, totaling $1,358,000 in the second quarter compared to $925,000 in the first quarter of fiscal 2017. This resulted in Aytu reporting its first ever $1M-plus sales quarter in gross sales. The increase in revenue is due to sales contributions from all four core products in the Aytu portfolio for a full quarter for the first time. In the second quarter, Aytu recorded initial Natesto sales to pharmaceutical wholesalers. These sales were initially constrained due to existing inventory that was in place when the license transition was completed in July 2016. Aytu expects sales revenue for Natesto that more accurately reflects prescriber demand going forward, now that wholesaler inventory levels from previous purchases have been substantially reduced.

Total operating expenses were $5.0 million in the second quarter compared to $6.7 million in the first quarter of fiscal 2017. Included in this number are non-cash charges related to stock-based compensation, depreciation, amortization and accretion, compensation through issuance of stock, issuance of warrants to initial investors, and amortization of prepaid research and development – related party in the amount of $1.4 million for the three months ended December 31, 2016. Excluding the non-cash charges, operating expenses were $3.6 million in the current second quarter, compared to to operating expenses of $4.1 million after deducting non-cash expenses in the first quarter of this fiscal year. Selling, general and administrative expenses are expected to remain approximately flat with the second quarter level for the balance of fiscal 2017. Research and development expenses were $311,000 for the second quarter ended December 31, 2016, compared to $280,000 for the first quarter of fiscal 2017. Research and development expenses are expected to remain at approximately the same level as the fiscal second quarter, or slightly decrease, for the balance of fiscal 2017.

The loss from operations was $4.2 million, compared with $6.0 million for the first quarter of fiscal 2017. The net loss was $4.8 million compared to a net loss of $5.7 million for the first quarter of fiscal 2017. Aytu had cash, cash equivalents and restricted cash of $5.3 million as of December 31, 2016. Cash used in operations decreased by 47% to $2.8 million in the second quarter from $5.3 million in the first quarter of fiscal 2017.

Conference Call Information:

Interested participants and investors may access the conference call by dialing either:

•	1 (855) 656-0926 (U.S.)
•	1 (412) 542-4198 (international)

The webcast will be accessible live and archived on Aytu’s website, www.aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1 (877) 344-7529 (U.S.) or 1 (412) 317-0088 (international) and using the replay access code 10100770.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit www.aytubio.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors & Media:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

(646) 762-4518

Aytu BioScience, Inc.

Consolidated Balance Sheets

Unaudited

	December 31,	June 30,
	2016	2016

Assets
Current assets
Cash and cash equivalents	$5,230,394	$8,054,190
Restricted cash	75,062	-
Accounts receivable, net	582,393	162,427
Inventory, net	438,966	524,707
Prepaid expenses and other	436,573	215,558
Prepaid research and development - related party	121,983	121,983
Investment in Acerus	1,272,298	1,041,362
Total current assets	8,157,669	10,120,227

Fixed assets, net	292,169	231,430
Developed technology, net	1,076,903	1,159,736
Customer contracts, net	1,249,875	1,353,375
Trade names, net	178,806	194,472
Natesto asset, net	9,890,435	10,549,797
Goodwill	221,000	221,000
Patents, net	283,944	296,611
Long-term portion of prepaid research and development - related party	152,479	213,471
Deposits	2,888	2,888
Total long-term assets	13,348,499	14,222,780

Total assets	$21,506,168	$24,343,007

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$2,445,849	$3,519,711
Natesto payable	4,000,000	5,379,675
Accrued compensation	519,498	1,200,930
Deferred rent	6,187	4,109
Total current liabilities	6,971,534	10,104,425

Contingent consideration	4,003,229	3,869,122
Deferred rent	4,787	8,215
Warrant derivative liability	79,844	275,992
Total liabilities	11,059,394	14,257,754

Commitments and contingencies

Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 10,845,566 (unaudited) and 3,741,944, respectively as of December 31, 2016 and June 30, 2016	1,085	374
Additional paid-in capital	67,548,690	56,646,304
Accumulated deficit	(57,103,001)	(46,561,425)
Total stockholders’ equity	10,446,774	10,085,253

Total liabilities and stockholders’ equity	$21,506,168	$24,343,007

Aytu BioScience, Inc.

Statements of Operations

Unaudited

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015

Product and service revenue	$794,172	$447,786	$1,492,152	$913,742
License revenue	-	21,428	-	42,857
Total revenue	794,172	469,214	1,492,152	956,599

Operating expenses
Cost of sales	551,293	244,100	743,217	281,425
Research and development	263,457	1,308,460	495,479	2,164,334
Research and development - related party	47,998	47,998	95,996	95,996
Sales, general and administrative	3,642,332	1,687,724	9,347,082	3,250,903
Sales, general and administrative - related party	50,772	86,443	101,544	175,068
Amortization of finite-lived intangible assets	437,014	108,489	874,029	165,936
Total operating expenses	4,992,866	3,483,214	11,657,347	6,133,662

Loss from operations	(4,198,694)	(3,014,000)	(10,165,195)	(5,177,063)

Other (expense) income
Interest (expense)	(388,085)	(240,214)	(803,465)	(353,467)
Derivative income (expense)	266,757	(78,166)	196,148	(78,038)
Unrealized (loss) gain on investment	(497,164)	-	230,936	-
Total other (expense) income	(618,492)	(318,380)	(376,381)	(431,505)

Net loss	$(4,817,186)	$(3,332,380)	$(10,541,576)	$(5,608,568)

Weighted average number of Aytu common shares outstanding	7,850,790	1,188,308	5,910,910	1,188,308

Basic and diluted Aytu net loss per common share	$(0.61)	$(2.80)	$(1.78)	$(4.72)

Aytu BioScience, Inc.

Statements of Cash Flows

Unaudited

	Six Months Ended December 31,
	2016	2015

Cash flows from operating activities
Net loss	$(10,541,576)	$(5,608,568)
Stock-based compensation expense	1,425,133	250,887
Depreciation, amortization and accretion	1,722,965	242,427
Issuance of restricted stocks	156,814	-
Amortization of debt issuance costs	-	147,805
Derivative (income) expense	(196,148)	78,038
Amortization of prepaid research and development - related party	60,992	60,991
Common stock issued to executives	509,996	-
Issuance of warrants to initial investors	596,434	-
Unrealized (gain) on investment	(230,936)	-
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(419,966)	(131,408)
Decrease (increase) in inventory	85,741	(613,673)
(Increase) in prepaid expenses and other	(221,015)	(370,656)
(Decrease) in accounts payable and accrued liabilities	(434,231)	(126,781)
Increase in related party payable	-	38,451
(Decrease) increase in accrued compensation	(681,432)	296,081
Increase in interest payable	-	161,988
(Decrease) increase in deferred rent	(1,350)	10,245
(Decrease) in deferred revenue	-	(42,857)
Net cash used in operating activities	(8,168,579)	(5,607,030)

Cash flows used in investing activities
Deposits	-	1,998
Purchases of fixed assets	(44,876)	(125,161)
Installment payment for Natesto asset	(2,000,000)	-
Installment payments for Primsol asset	(750,000)	(540,000)
Net cash used in investing activities	(2,794,876)	(663,163)

Cash flows from financing activities
Ampio stock subscription payment	-	5,000,000
Proceeds from convertible promissory notes, net	-	5,175,000
Debt issuance costs	-	(298,322)
Issuance of common stock to Lincoln Park Capital	631,481	-
Costs related to sale of common stock	(24,247)	-
Registered offering of common stock and warrants	8,602,500	-
Registered offering costs	(997,865)	-
Over-allotment warrants purchased by placement agents	2,852
Net cash provided by financing activities	8,214,721	9,876,678

Net change in cash, cash equivalents and restricted cash	(2,748,734)	3,606,485
Cash, cash equivalents and restricted cash at beginning of period	8,054,190	7,353,061
Cash, cash equivalents and restricted cash at end of period	$5,305,456	$10,959,546

Non-cash transactions:

Warrant derivative liability related to the issuance of the convertible promissory notes	$-	$102,931
Primsol business purchase included in primsol payable, $1,250,000 less future accretion of $173,000	$-	$1,077,000
Fixed asset purchases included in accounts payable	$61,241	$7,708
Warrants issued in connection with the equity financing to the placement agents	$292,630	$-